EXHIBIT 10.14

MONACO COACH CORPORATION

2005 SHORT-TERM INCENTIVE COMPENSATION PLAN

(adopted March 28, 2005 by the Compensation Committee)

Introduction

The purpose of the Monaco Coach 2005 Short-Term Incentive Compensation Plan (the “Plan”) is to (i) establish short-term compensation incentives that are market-based and promote the hiring and retention of key personnel; (ii) ensure that executive compensation awards align the interests of the Company’s Plan participants with stockholders; and (iii) develop a comprehensive compensation structure that maintains management’s flexibility to recognize and reward individual goal accomplishments.

Administration of the Plan

The Compensation Committee of the Board of Directors (the “Committee”) will approve or disapprove final disposition of all matters pertaining to the administration of the Plan.

The Chief Executive Officer has the responsibility to administer the Plan, except in respect of compensation matters pertaining to the Chief Executive Officer, which shall be administered by the Committee or the Board of Directors.

Plan Participants

The officers of the Company (Vice President and higher) are eligible to participate in this Plan, as well as any other key managers of the Company as may be identified by the Chief Executive Officer or the Committee.

Participants must be full time employees of the Company to be eligible for bonus payments.  Any employee who voluntarily resigns or is terminated for cause during 2005 will not be eligible for any bonus payment under the Plan.  Termination of employment as a result of death or disability, or other circumstances as determined by the Compensation Committee, will result in a pro rata award for the affected Plan participant based on the period of employment during 2005.

Plan Performance Measures

Performance measures under the Plan were established in March 2005, and consist of the following:

•                  The annual performance target for Plan participants is based on planned EBITDA (earnings before interest, tax, depreciation and amortization) for the 2005 fiscal year as the primary incentive measure.

•                  Target bonus opportunities for each participant are established and are represented as a percentage of base salary . The actual bonus opportunity targets range from 40% for key managers to 100% for the Chief Executive Officer(1), depending upon the grade level of the participant’s position.

•                  The actual bonus earned for each participant can vary from 0 to 200% of the individual’s stated target, depending on Company performance relative to the annual EBITDA measure.

(1) For 2005, Kay L. Toolson, the Company’s Chief Executive Officer, is the sole participant in the Company’s Section 162(m) plan and any bonus payment to him will be an award of “performance-based compensation” under that plan.

•	Threshold (50% of Business Plan)	No Bonus
•	75% of Business Plan	50% of Target Bonus
•	Target (100% of Business Plan)	100% of Target Bonus
•	125% of Business Plan	150% of Target
•	Maximum (150% of Business Plan)	200% of Target Bonus

•                  Individual performance, as determined by the Chief Executive Officer and the President, may further affect the actual bonus payment amount for each Plan participant.

•                  A minimum threshold of corporate-level performance, equal to a 6% return-on-equity to stockholders with respect to fiscal 2005, will be applied to ensure that bonus amounts under the Plan are paid only after attainment of a reasonable level of financial performance by the Company.

•                  Bonus payments under the Plan will be paid in 2006, upon ascertainment of the performance contributions of the Plan participants in 2005.

Amendment or Termination of the Plan

The Committee may terminate, amend or modify the Plan at any time.

Other Considerations

No right or interest of any participant in the Plan is assignable or transferable, or subject to any lien, directly or by operation of law, or otherwise.

The eligibility of or participation by an employee of the Company under this Plan does not guarantee any right to continued employment, and the Company reserves the right to terminate the employment of any Plan participant at any time and for any reason.

The Company has the right to deduct from all awards under this Plan any taxes required by law to be withheld with respect to such awards.